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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15 , 2005

SunGard® Data Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12989 (Commission File Number)	51-0267091 (IRS Employer Identification Number)
680 East Swedesford Road Wayne, Pennsylvania (Address of principal executive offices)	19087 (Zip Code)

484-582-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

  "Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

        This current report on Form 8-K contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that concern our strategy, plans or intentions. All statements we make relating to the closing of the merger and related transactions described in this current report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

        Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are more fully disclosed below under the section headed "Risk Factors." All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

        As provided in General Instruction B.2 of Form 8-K, the information contained in this Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. Furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

        The Company is hereby furnishing the following information regarding its business:

Our Company

Overview

        On March 27, 2005, Solar Capital Corp., a Delaware corporation ("Solar Capital") formed by investment funds associated with Bain Capital Partners, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake Partners and Texas Pacific Group (collectively, the "Sponsors"), entered into an agreement and plan of merger (the "Merger Agreement") with SunGard Data Systems Inc. pursuant to which Solar Capital will merge with and into SunGard Data Systems Inc. (the "Merger"). As a result of the Merger, investment funds associated with or designated by the Sponsors, certain co-investors and certain members of our management will own SunGard Data Systems Inc. Unless the context otherwise requires, references in this Form 8-K to "SunGard," "we," "our," "us" and "the company" refer to SunGard Data Systems Inc. and its consolidated subsidiaries, which are being acquired pursuant to the Transactions (as described below).

        We are a global leader in integrated software and processing solutions and the pioneer and leading provider of information availability services. We currently operate our business in three segments: Financial Systems ("FS"), Availability Services ("AS") and Higher Education and Public Sector Systems ("HEPS"). Our FS segment primarily serves financial services companies, corporate and government treasury departments and energy companies. Our AS segment serves information-dependent companies across virtually all industries. Our HEPS segment primarily serves higher education institutions, state and local governments and not-for-profit organizations.

        Our company supports more than 25,000 customers in over 50 countries, including the world's 50 largest financial services companies. We seek to establish long-term customer relationships by negotiating multi-year contracts and by emphasizing customer support and product quality and integration. We believe that we are one of the most efficient operators of mission critical information technology, or IT, solutions as a result of the economies of scale we derive from serving multiple customers on shared platforms. Our revenue is highly diversified by customer and product, with no single customer accounting for more than 3% of our total revenue during any of the past three fiscal years. We estimate that approximately 89% of our revenue for the past three fiscal years was recurring in nature, with less than 7% of our total revenue associated with upfront software licenses. From fiscal year 1990 through fiscal year 2004, we increased revenue and EBITDA at a compound annual rate of approximately 20.5% and 21.9%, respectively. For the twelve months ended March 31, 2005, we generated revenue of approximately $3,661.8 million and pro forma Adjusted EBITDA (as defined in note 4 to "The Transactions—Summary Historical and Pro Forma Consolidated Financial Data" below) of approximately $1,131.7 million.

Our Segments

	Financial Systems		Availability Services		Higher Education and Public Sector Systems
Revenue for the Twelve Months Ended March 31, 2005	$1,863.0 million		$1,188.3 million		$610.4 million
EBITDA for the Twelve Months Ended March 31, 2005(1)	$536.4 million		$515.6 million		$148.0 million
Products and Organization	•	Software and processing solutions that automate the many detailed processes associated with trading securities, managing portfolios of and accounting for investment assets	•
				Portfolio of "always ready" standby services, as well as advanced recovery and "always on" production services that help businesses maintain uninterrupted access to their critical information and computer systems	•	Specialized enterprise resource planning and administrative solutions
Key Facts	•	50+ business units	•	3,000,000+ square feet of secure facilities	•	8 business units
	•	200+ products	•	25,000+ mile global network	•	40+ products
Primary Customers	•	Financial services companies	•	Large, medium and small companies across virtually all industries	•	Higher education institutions and school districts
	•	Corporate and government treasury departments and energy companies			•	State and local governments and not- for-profit organizations

(1)
Segment EBITDA excludes $63.3 million of corporate level expenses of SunGard Data Systems Inc. Total EBITDA for the twelve months ended March 31, 2005 was $1,136.7 million, and total segment EBITDA for the same period was $1,200.0 million. Total EBITDA, total segment EBITDA and Financial Systems EBITDA each include a $78.1 million gain on the sale of Brut LLC ("Brut"). For a reconciliation of EBITDA to income from operations for our segments, see note (4) under "The Transactions—Summary Historical and Pro Forma Consolidated Financial Data" below.

Financial Systems

        FS provides the financial services industry with a wide range of solutions that automate the many detailed processes associated with trading securities, managing investment portfolios and accounting for investment assets. Our FS solutions are used by customers on both the buy-side and sell-side of the global financial services industry, as well as corporate and government treasury departments and energy companies. These solutions are organized into the following groups that generally mirror the business lines of our customers in order to facilitate integration and cross-selling: (1) brokerage and trading systems; (2) wealth management systems; (3) treasury and risk management systems; (4) investment management systems; and (5) benefit, insurance and investor accounting systems. As an example of the specific solutions we offer, our brokerage and trading systems address all important facets of securities transaction processing, including order routing, trading support, execution and clearing, position keeping, regulatory and tax compliance and reporting, and investment accounting and recordkeeping. Since our inception, we have consistently enhanced our FS systems to add new features, process new types of financial instruments, incorporate new technologies and meet evolving customer demands. In addition, we have acquired many FS businesses, most being smaller providers of specialized products that were similar or complementary to the FS products we already owned.

        We deliver many of our FS solutions to our customers as an application service provider using our data centers, and to a lesser extent by licensing software for use on our customers' computers. Our FS data centers, which our customers access through the Internet or private networks, are located in North America and Europe. Our FS solutions account for and manage over $25 trillion in investment assets and process over 5 million trades per day. Over seventy percent of NASDAQ trade orders flow through our systems. In addition, our systems process approximately 43 million retirement plan accounts and financial contracts for approximately 300 billion kilowatt hours of electricity per day. In 2004, 52 Fortune 100 companies, four of the world's ten largest central banks and eight of the world's ten largest commercial banks (three of which are counted among our Fortune 100 customers) used our FS solutions.

        According to a Gartner (as defined below) report published in June 2005, the financial services industry (which includes banking, insurance and financial markets) is the largest sector for IT spending and is expected to account for approximately $197.2 billion of internal and external IT expenditures in North America during 2005. The growing volumes and types of transactions and accounts have increased the processing requirements of financial institutions. Financial institutions continue to commit significant resources to information technology through specialized systems and require development, maintenance and enhancement of applications software. In addition, tighter government regulations imposed by legislation such as the Sarbanes-Oxley Act of 2002, the Gramm-Leach-Bliley Act and the USA Patriot Act, as well as the new capital adequacy framework commonly known as Basel II, continue to cause financial services firms to devote significant resources toward IT for their compliance efforts. To fulfill these new technology needs, financial institutions are relying increasingly on external providers. Driven by these and other factors, Gartner forecasts external IT spending by the North American financial services industry to grow at a compound annual rate of approximately 5% through 2009.

        We believe that the majority of businesses within our FS segment are leaders in the sectors in which they participate within the highly fragmented global market for financial services IT software and services. We estimate that approximately 86% of our FS revenue during the twelve months ended March 31, 2005 was recurring in nature. Our FS segment earns revenue primarily through recurring contracted fees as an application service provider in addition to fees charged for regular software maintenance, broker/dealer commissions and professional services. One-time software license fees represented less than 10% of our FS revenue during the twelve months ended March 31, 2005. In addition, we believe that the diversity of our FS products and customers as well as the recurring nature of our FS revenue make our FS business more resistant to industry downturns than our competitors' businesses. FS accounted for 51% of our revenue and 45% of our total segment EBITDA during the twelve months ended March 31, 2005.

Availability Services

        AS helps information-dependent enterprises maintain uninterrupted access to their information and computer systems. Our principal AS offering is a broad range of "always ready" standby services that were traditionally called disaster recovery services. As technology and customer needs evolved, we not only expanded the scope of our standby services, but also developed advanced recovery services and "always on" production services. With our comprehensive portfolio of AS offerings, complemented by professional services, we can meet customers' varied information availability requirements with cost-effective, reliable and secure solutions. To service our more than 10,000 AS customers, we operate more than 3,000,000 square feet of secure facilities at over 60 locations in more than 10 countries and a global network of approximately 25,000 miles.

        We pioneered commercial disaster recovery in the late 1970s, and, over the past 25 years, we have consistently expanded our business to add facilities and platforms, incorporate new technologies and meet evolving customer demands. Two significant acquisitions in 2001 and 2002 approximately doubled the size of our AS business and added a significant presence in Europe.

        We believe that our dedicated focus on information availability, together with our experience, technology expertise, resource management capabilities, vendor neutrality and diverse service offerings, uniquely position us to meet customer demands. Our principal AS services are "always ready" standby services that help customers recover key information and systems in the event of an unplanned interruption. We deliver these services using processors, servers, storage devices, networks and other resources and infrastructure that are subscribed to by multiple customers, which results in economies of scale for us and cost-effectiveness for our customers. We believe that an important element of our value proposition is our ability to successfully manage recovery operations for our customers over an extended period of time. Since our inception, we have had a 100% success rate in supporting customer recoveries, including during recent major disasters such as the 2004 Florida hurricanes, the 2003 Northeast U.S. blackout and the September 11, 2001 terrorist attacks.

        As part of our continuous effort to enhance our suite of services and increase our revenue per customer, we also offer our customers advanced recovery and "always on" production services for specific applications that require higher levels of availability. Advanced recovery services blend "always ready" standby services and dedicated data storage resources to provide "high availability" solutions that allow customers to mirror their data at one of our sites. Production services are engineered with redundant or failover processing capabilities to help customers keep critical applications up and running at all times. Our recent acquisition of InFlow, Inc. in January 2005 enhanced our production services offerings by adding 14 data centers throughout the United States that geographically complement our other U.S. data centers.

        According to a Gartner report published in March 2003, spending for U.S. business continuity and disaster recovery (which includes what we refer to as standby and related consulting services) is expected to reach approximately $5.9 billion in 2005. This sector has grown in recent years as companies increasingly have realized the importance of business continuity and disaster recovery, particularly in the heightened security environment in the United States. In addition to this trend, companies continue to consider more of their applications mission critical and therefore require backup, mirroring or full-scale redundancy of such applications. Furthermore, regulatory and compliance demands continue to cause an increasing number of companies to upgrade their business continuity and disaster recovery planning. AS also participates in the high-growth basic dedicated and complex managed sectors of the U.S. hosting services industry (which includes what we refer to as production services), which sectors IDC forecasts will grow at a combined compound annual rate of more than 18% through 2009.

        AS is the pioneer and leader in the availability services industry. We earn approximately 98% of our AS revenue through monthly subscription fees, primarily contracted for a three- or four-year period, and recurring fees for professional services and regular software maintenance, which provides significant near-term revenue visibility. For example, as of January 1, 2004, approximately 90% of our total fiscal 2004 revenue was under fixed-term contract. AS accounted for 32% of our revenue and 43% of segment EBITDA during the twelve months ended March 31, 2005.

Higher Education and Public Sector Systems

        In our HEPS segment, we primarily provide specialized enterprise resource planning and administrative software and services to thousands of institutions of higher education, school districts and other not-for-profit organizations, as well as state and local governments. Solutions for educational and not-for-profit organizations include accounting, personnel, fundraising, grant and project management, student administration and reporting. Solutions for government include accounting, personnel, utility billing, land management, public safety and justice administration. Since 1995, we have been strategically acquiring companies and developing solutions for the HEPS segment. Three recent acquisitions, Systems & Computer Technology Corporation and Collegis, Inc. in 2004 and HTE Inc. in 2003, significantly increased the size of our HEPS business. This expansion continued in February 2005, when we acquired Vivista Holdings Limited, a provider of public safety and criminal justice administration solutions in the United Kingdom.

        Gartner forecasts North American software external spending in the education sector to grow at a compound annual rate of approximately 6% through 2009. We believe that growth will be driven primarily by the continued need to replace manual and outdated systems, as well as the need for comprehensive IT integration in higher education and for regulatory compliance associated with the No Child Left Behind Act of 2001 in public school districts. In addition, in a 2004 published report, Gartner forecasts U.S. IT solutions spending by public safety and criminal justice agencies to grow at a compound annual rate of approximately 15% through 2007, driven by homeland security initiatives and the continuing need to update, automate and standardize legacy technology solutions.

        We believe HEPS is a leading provider of software and services to higher education institutions and a leader in the fragmented market for public sector software and services, and is well positioned to capitalize on the positive trends in its served markets. In the HEPS segment, we earn our revenue primarily through regular software maintenance fees, recurring contracted fees for application service provider and outsourced services, and professional services fees. We estimate that approximately 80% of our HEPS revenue during the twelve months ended March 31, 2005 was recurring in nature. One-time software license fees represented only 12% of our HEPS revenue during the twelve months ended March 31, 2005. HEPS accounted for 17% of our revenue and 12% of our total segment EBITDA during the twelve months ended March 31, 2005.

Our Strengths

        Leading franchise in attractive industries.    Built over decades, our business has leading positions and strong customer relationships in industries with attractive growth dynamics.

  •
  Leading industry positions. We believe that the majority of businesses within our FS segment are leaders in the sectors in which they participate within the highly fragmented global market for financial services IT software and services. AS is the pioneer and leader in the availability services industry. We believe that HEPS is a leading provider of software and services to higher education institutions and the public sector.

  •
  Attractive industry dynamics. We believe that the vast majority of sectors in which we participate have favorable growth dynamics. In June 2005, Gartner forecasted worldwide external IT spending to grow at a compound annual rate of approximately 5% through 2009. We believe that FS will benefit from several key industry dynamics: the shift from internal to external software spending, from infrastructure to application software spending, and the general increase in IT spending associated with rising compliance and regulatory requirements and real-time information needs. We believe that AS will continue to benefit from strong internal growth in the small and medium business sector. We believe that HEPS will benefit from favorable growth dynamics in higher education and public safety IT spending. We believe that our extensive experience and the significant total capital that we have invested in AS and our strong relationships with our customers in the relatively fragmented software and processing sectors that we serve help us to maintain leading positions. We believe that these factors provide us with competitive advantages and enhance our growth potential.

        Highly attractive business model.    We have an extensive portfolio of businesses with substantial recurring revenue, a highly diversified customer base and significant operating cash flow generation.

  •
  Extensive portfolio of businesses with substantial recurring revenue. With a large portfolio of services and products in each of our three business segments, we have a diversified and stable business. We estimate that approximately 89% of our revenue for the past three fiscal years was recurring in nature. In FS, none of our more than 50 business units accounted for more than 7% of FS revenue in 2004. Because our FS customers generally pay us monthly fees that are based on metrics such as number of users or accounts, our FS revenue is more insulated from trading and transaction volumes than the financial services industry at large. Our extensive portfolio of businesses and the largely recurring nature of our revenue across all three of our segments have reduced volatility in our revenue and EBITDA.

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  Highly diversified and stable customer base. Our base of 25,000 global customers includes the world's 50 largest financial services firms, a variety of other financial services firms, corporate and government treasury departments, energy companies, institutions of higher education, school districts and not-for-profit organizations. Our AS business serves customers across most sectors of the economy. We believe that our high quality services and specialized solutions increase the level of product and service integration and efficiency for our customers, and lead to long-term customer relationships. Our customer base is highly diversified with no single customer accounting for more than 3% of total revenue during any of the last three fiscal years.

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  Significant operating cash flow generation. The combination of moderate capital expenditures and minimal working capital requirements allows us to convert a significant proportion of our revenue to cash available for debt service.

        Experienced and committed management team with track record of success.    Our management team, operating within a decentralized, entrepreneurial culture, has a long track record of operational excellence, has a proven ability to acquire and integrate complementary businesses, and is highly committed to the Merger.

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  Long track record of operational excellence. We have a solid track record of performance consistent with internal financial targets and public investor expectations. We believe that we have met or exceeded Wall Street consensus expectations in 56 of the last 61 quarters. Our experienced senior executive officers have proven capabilities in both running a global business and managing numerous applications that are important to our customers. Our FS solutions account for and manage over $25 trillion in investment assets and process over 5 million trades per day. Our AS business has had a 100% success rate in supporting customer recoveries since our inception. In our HEPS business, 1,600 universities and colleges rely on our administrative, portal advancement, information access and academic solutions.

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  Successful, disciplined acquisition program. To complement our organic growth, we have a highly disciplined, due diligence-intensive program to evaluate, execute and integrate acquisitions. We have completed more than 135 acquisitions over the past 20 years and overall have improved the operating performance of acquired businesses. Our ongoing acquisition program has contributed significantly to our long-term growth and success.

  •
  Experienced and committed management team. Our most senior executive officers have an average tenure with the company of 15 years. Our senior managers will be committing significant personal capital to our company in connection with the Merger.

Business Strategy

        We are focused on expanding our position not only as a leading provider of integrated software and processing solutions, but also as the provider of choice for a wide range of availability services for a broad base of information-dependent enterprises. Our operating and financial strategy emphasizes fiscal discipline, profitable revenue growth and significant operating cash flow generation. In pursuit of these objectives, we have implemented the following strategies:

        Expand our industry-leading franchise.    We are constantly enhancing our product and service offerings across our portfolio of businesses, further building and leveraging our customer relationships, and looking to acquire complementary businesses at attractive valuations.

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  Enhance our product and service offerings. We continually support, upgrade and enhance our systems to incorporate new technology and meet the needs of our customers for increased operational efficiency and resilience. Our strong base of recurring revenue allows us to reinvest in our products and services. We continue to introduce innovative products and services in all three of our business segments. We believe that our focus on product enhancement and innovation will enable us to increase our penetration of existing and new customers.

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  Extend our strong customer relationships. We focus on developing close, well-managed, long-term relationships with our customers. We look to maximize cross-selling opportunities, increase our share of our customers' total IT spending and maintain a high level of customer satisfaction. Our global account management program allows us to present a single face to our larger FS customers as well as better target potential cross-selling opportunities.

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  Acquire and integrate complementary businesses. We seek to opportunistically acquire, at attractive valuations, businesses that broaden our existing product and service offerings, expand our customer base and strengthen our leadership positions, especially within the fragmented FS and HEPS markets. Before committing to an acquisition, we devote significant resources to due diligence and to developing a post-acquisition integration plan, including the identification and quantification of potential cost savings. Our ongoing acquisition program has contributed significantly to our long-term growth and success.

        Optimize our attractive business model.    We continue to focus on maintaining our attractive business model and, in particular, increasing our recurring revenue base and identifying and implementing opportunities for incremental operational improvement.

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  Maintain our recurring revenue base. We strive to generate a high level of recurring revenue and stable cash flow from operations. Many of the products and services we offer feature recurring monthly fees that are based on multi-year contracts, and we continue to prefer such contracts because they offer high levels of revenue stability and visibility. Moreover, we believe that our high quality services and customized solutions increase the level of integration and efficiency for our customers and reduce customer losses to other vendors or to in-house solutions.

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  Implement incremental operational improvements. We have identified opportunities to further increase revenue, reduce costs and improve cash flows from operations. These include the global account management program, which stimulates cross-selling opportunities and account penetration for our largest customers; centralization of certain functions and growing certain software development capacity in lower-cost regions; the selective integration of certain FS and HEPS business units; and the increased focus on generating revenue from ancillary services such as customer training and education as well as consulting.

        Enhance our performance-based culture.    We have an experienced management team that is focused on enhancing our performance-based culture. We will continue to evaluate and implement programs to improve our current management structure through competitive compensation plans and continue to design effective human resources initiatives to retain key individuals from acquired businesses. For example, we expect to implement a compensation program that, consistent with past practice, is highly performance-based.

Market and Industry Data

        In addition to the industry, market and competitive position data referenced throughout this Form 8-K from our own internal estimates and research, some market data and other statistical information used throughout this Form 8-K are based in part upon information regarding the information technology industry in the United States and internationally provided by Gartner, Inc. ("Gartner"), a provider of research and analysis on the global information technology industry, and IDC ("IDC"), a market intelligence and advisory firm. We obtained information relating to (i) U.S. business continuity and disaster services from Gartner's "U.S. Business Continuity and Disaster Recovery: 2001-2006 Focus Report" dated March 12, 2003 by Tony Adams; (ii) the financial services industry and education sector from Gartner's "Global Industries Worldwide Forecast", dated June 2005 by Susan Cournoyer; and (iii) spending by public safety and criminal justice agencies from Gartner's "Forecast: State and Local Government, 2004-2007" by Rishi Sood.

Acquisitions

        To complement our organic growth, we have a highly disciplined, due diligence-intensive program to evaluate, execute and integrate acquisitions. Generally, we seek to acquire businesses that broaden our existing product lines and service offerings by adding complementary products and service offerings and by expanding our geographic reach. We have completed more than 135 acquisitions over the past 20 years, a majority of which were integrated with our existing businesses, and overall have improved the operating performance of acquired businesses. Our ongoing acquisition program has contributed significantly to our long-term growth and success. For example, during 2001 through 2003, nearly all of our revenue growth was from acquisitions.

        The following table lists the most significant businesses we acquired in the last five years:

Acquired Business	Segment	When Acquired	Description
Loanet Holdings, Inc.	FS	May 2001	Securities lending software and services.
Comdisco, Inc.'s availability services business	AS	November 2001	Availability services, primarily in North America and Europe.
Guardian iT plc	AS	July 2002	Availability services, primarily in Europe.
Andover Brokerage, LLC (operated by us as Assent LLC)	FS	March 2003	Registered broker providing order routing, execution and clearing services for professional traders.
H.T.E., Inc.	HEPS	March 2003	Financial management and public safety and justice solutions for government agencies and utilities.
Caminus Corporation	FS	April 2003	Integrated software solutions for the energy industry.
Sherwood International plc	FS	August 2003	Global insurance industry and government sector software and services.
Systems & Computer Technology Corporation	HEPS	February 2004	Global technology solutions for higher education.
Collegis, Inc.	HEPS	March 2004	Outsourced IT solutions for higher education.
InFlow, Inc.	AS	January 2005	Hosting and managed services for information availability.
Vivista Holdings Limited	HEPS	February 2005	Public safety and justice software solutions in the United Kingdom.

The Transactions

Ownership and Corporate Structure

        On March 27, 2005, Solar Capital and SunGard entered into the Merger Agreement, pursuant to which the parties agreed to the Merger, subject to the terms and conditions therein. At the effective time of the Merger, each share of our common stock outstanding immediately prior to the Merger (other than shares held in treasury, shares held by Solar Capital or any of our respective subsidiaries, or shares as to which a stockholder has properly exercised appraisal rights) will be cancelled and converted into the right to receive $36.00 in cash. As described below, certain of our executive officers and members of senior management have entered into agreements with the Sponsors, pursuant to which they agreed, among other things, to participate in the equity of Solar Capital or that of our "parent companies" (as defined below) in connection with the Transactions (as defined below). These executive officers and members of senior management are referred to in this Form 8-K as the "senior management participants." In connection with the Transactions, we also expect other of our managers to participate in the equity of our parent companies through continued option ownership or other means. Together, these managers and the senior management participants are referred to in this Form 8-K as the "management participants." We expect that the aggregate value of the equity participation by the management participants will be approximately $160.0 million on a pre-tax basis. Investment funds associated with or designated by the Sponsors will invest approximately $3,154.8 million in equity securities of Solar Capital or our parent companies as part of the Transactions. Certain other investors, who have agreed to co-invest with the investment funds associated with or designated by the Sponsors (the "Co-Investors," and together with investment funds associated with or designated by the Sponsors and the management participants, the "Investors"), have also committed to invest an aggregate of approximately $345.2 million of equity in Solar Capital or our parent companies as part of the Transactions. The Merger is subject to approval at the SunGard annual meeting to be held on July 28, 2005 by our stockholders holding at least a majority of our common stock outstanding.

        The purchase of the company by the Investors will be financed by borrowings under our new senior secured credit facilities and our new senior subordinated credit facility, the funding under our receivables facilities, the issuance of new senior notes, the equity investment and participation described above and cash on hand.

        Our new senior notes, the initial borrowings under our new senior secured credit facilities and our new senior subordinated credit facility, the funding under our receivables facilities, the equity investment and participation by the Investors in Solar Capital or our parent companies, the Merger and other related transactions are collectively referred to in this Form 8-K as the "Transactions."

        As set forth in the diagram below, following consummation of the Transactions, all of our issued and outstanding capital stock will be held by SunGard Holding Corp. and investment funds associated with or designated by the Sponsors will, indirectly through their ownership interest in SunGard Capital Corp. and SunGard Capital Corp. II, own approximately 86.2% of the capital stock of SunGard Holding Corp. on a fully-diluted basis. The remainder of the capital stock of SunGard Holding Corp. will be held by the Co-Investors and the management participants indirectly through their ownership interest in SunGard Capital Corp. and SunGard Capital Corp. II. This structure will be achieved through a series of equity contributions expected to occur in connection with the Merger. SunGard Capital Corp., SunGard Capital Corp. II and SunGard Holding Corp., which we refer to collectively as our "parent companies," have been formed for the purpose of consummating the Transactions.

(1)
Includes approximately $3,154.8 million of cash equity contributed by investment funds associated with or designated by the Sponsors, approximately $160.0 million, on a pre-tax basis, of equity of management participants in the form of a rollover of their existing equity interests in SunGard Data Systems Inc. and/or cash investment and approximately $345.2 million of cash equity contributed by the Co-Investors.

(2)
SunGard Holding Corp. will guarantee the senior secured credit facilities and the senior subordinated credit facility. Only wholly-owned domestic subsidiaries of SunGard Data Systems Inc. that guarantee the senior secured credit facilities and the senior subordinated credit facility will guarantee the new senior notes.

(3)
Upon the closing of the Transactions, we will enter into a $1,000.0 million senior secured revolving credit facility with a six-year maturity, $125.0 million of which will be drawn on the closing date of the Transactions (exclusive of $1.6 million of letters of credit).

(4)
Upon the closing of the Transactions, we will enter into $4,000.0 million-equivalent of senior secured term loan facilities, comprised of $3,685.0 million-equivalent facilities with SunGard Data Systems Inc. as the borrower, a portion of which may be denominated in euros, and a $315.0 million-equivalent pound sterling facility with a newly formed U.K. subsidiary as the borrower, each with a seven-and-a-half-year maturity.

(5)
Upon the closing of the Transactions, we will enter into a $1,750.0 million senior subordinated credit facility with a ten-year maturity.

(6)
Consists of $250.0 million face amount of 3.75% senior notes due 2009 and $250.0 million face amount of 4.875% senior notes due 2014. Upon consummation of the Transactions, our existing senior notes will become secured on an equal and ratable basis with loans under the senior secured credit facilities to the extent required by the indenture governing the existing senior notes and will be guaranteed by all our subsidiaries that guarantee the new senior notes. The existing senior notes are recorded at $439.1 million as of March 31, 2005 on a pro forma basis as a result of fair value adjustments related to purchase accounting. The discount of $60.9 million on the existing senior notes will be accreted to their face amount over the remaining period up to their respective maturity dates using the effective interest rate method.

(7)
The receivables facilities provide for up to $375.0 million of funding, based, in part, on the amount of eligible receivables. We expect that the full amount of the receivables facilities will be funded at the closing of the Transactions. Because sales of receivables under the receivables facilities depend, in part, on the amount of eligible receivables, the amount of available funding under these facilities may fluctuate over time. See "Indebtedness and Liquidity—Post Transactions—Receivables Facilities."

        Each of the senior management participants entered into an agreement with the Sponsors to enter into a definitive employment agreement with us or one of our parent companies after the closing of the Merger. These agreements provide, among other things, that the senior management participant would participate in the equity of Solar Capital or that of our parent companies and would be entitled to participate in our option plan or the option plans of our parent companies. In connection with the Transactions, we also expect other of our managers to participate in the equity of our parent companies through continued option ownership or other means. We expect SunGard Capital Corp. and SunGard Capital Corp. II to implement an equity incentive plan for our management participants and other of our managers upon the consummation of the Transactions.

        We will continue to own the same operating assets after the Transactions.

        The expected estimated sources and uses of the funds for the Transactions based on shares and options outstanding and cash as of March 31, 2005 are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including final determination of the aggregate value of the equity participation by the management participants, differences from our estimate of fees and expenses, differences between the cash balance at March 31, 2005 and at the closing of the Transactions and any changes made to the sources of the contemplated debt financing.

Sources		Uses
(Dollars in millions)
Revolving credit facility(1)	$125.0	Purchase price(7)	$10,882.7
Term loan facility(2)	4,000.0	Estimated fees and expenses(8)	378.8
Receivables facilities(3)	375.0
Senior notes	1,250.0
Senior subordinated credit facility(4)	1,750.0
Cash on hand(5)	261.5
Equity contribution(6)	3,500.0

Total sources	$11,261.5	Total uses	$11,261.5

(1)
Upon the closing of the Transactions, we will enter into a $1,000.0 million senior secured revolving credit facility with a six-year maturity, $125.0 million of which will be drawn on the closing date of the Transactions (exclusive of $1.6 million of letters of credit).

(2)
Upon the closing of the Transactions, we will enter into $4,000.0 million-equivalent of senior secured term loan facilities, comprised of $3,685.0 million-equivalent facilities with SunGard Data Systems Inc. as the borrower, a portion of which may be denominated in euros, and a $315.0 million-equivalent pound sterling facility with a newly formed U.K. subsidiary as the borrower, each with a seven-and-a-half-year maturity.

(3)
The receivables facilities provide for up to $375.0 million of funding, based, in part, on the amount of eligible receivables. We expect that the full amount of the receivables facilities will be funded at the closing of the Transactions. Because sales of receivables under the receivables facilities depend, in part, on the amount of eligible receivables, the amount of available funding under these facilities may fluctuate over time. See "Indebtedness and Liquidity—Post Transactions—Receivables Facilities."

(4)
Upon the closing of the Transactions, we will enter into a $1,750.0 million senior subordinated credit facility with a ten-year maturity.

(5)
As of March 31, 2005, we would have had $142.7 million of cash on hand after giving effect to the consummation of the Transactions.

(6)
Represents approximately $3,154.8 million to be invested in equity securities of SunGard Capital Corp. and SunGard Capital Corp. II by investment funds associated with or designated by the Sponsors and approximately $345.2 million to be invested in equity securities of SunGard Capital Corp. and SunGard Capital Corp. II by the Co-Investors. Excludes approximately $160.0 million, on a pre-tax basis, of equity of the management participants assumed to be all in the form of a rollover of their existing equity interests in SunGard Data Systems Inc. but which may be made all or in part as a cash investment. Such amounts are subject to change depending on several factors, including final determination of the aggregate value of the equity participation by the management participants, differences from our estimate of fees and expenses, differences between the cash balance at March 31, 2005 and at the closing of the Transactions and any changes made to the sources of the contemplated debt financing.

(7)
The holders of outstanding shares of common stock will receive $36.00 in cash per share in connection with the Transactions. Assumes 290.3 million shares outstanding as of March 31, 2005 plus net option value of $590.4 million which is calculated based on 47.0 million options outstanding with an average exercise price of $23.44 per share, and excludes $160.0 million, on a pre-tax basis, of management participation and rollover equity. As of July 11, 2005, we had 290.9 million shares outstanding plus 46.2 million options outstanding with an average exercise price of $23.46 per share.

(8)
Reflects our estimate of fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to affiliates of the Sponsors, and other transaction costs and professional fees. See "Certain Relationships and Related Party Transactions." The estimated fees and expenses amount does not include an estimated $22.7 million of payments related to Section 280G of the Internal Revenue Code and other related costs that may be paid after the consummation of the Merger.

Summary Historical and Pro Forma Consolidated Financial Data

        Set forth below is summary historical consolidated financial data and summary unaudited pro forma consolidated financial data of our business, at the dates and for the periods indicated. The historical data for the fiscal years ended December 31, 2002, 2003 and 2004 have been derived from SunGard's historical consolidated financial statements included in our Form 10-K which was filed with the Securities and Exchange Commission (the "SEC") on March 16, 2005, which have been audited by PricewaterhouseCoopers LLP. The summary historical financial data as of March 31, 2005 and for the three-month periods ended March 31, 2004 and 2005 have been derived from our unaudited consolidated financial statements included in our Form 10-Q which was filed with the SEC on May 10, 2005, which have been prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        The summary unaudited pro forma consolidated financial data for the twelve months ended March 31, 2005 have been prepared to give effect to the Transactions as if they had occurred on January 1, 2004, in the case of the summary unaudited pro forma consolidated statement of income data and other financial data, and on March 31, 2005, in the case of the summary unaudited pro forma consolidated balance sheet data. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

	Year Ended December 31,			Three Months Ended March 31,
						Pro Forma Twelve Months Ended March 31, 2005
	2002	2003	2004	2004	2005
	(Dollars in millions)
Statement of Income Data:
Revenue	$2,593.2	$2,955.3	$3,555.9	$840.6	$946.5	$3,661.8

Operating costs and expenses:
Cost of sales and direct operating	1,101.9	1,291.9	1,607.6	391.0	443.4	1,660.0
Sales, marketing and administration	504.7	536.1	665.3	163.6	193.7	695.4
Product development	158.8	194.8	236.4	58.9	60.3	237.8
Depreciation and amortization	203.0	222.7	218.1	53.4	56.4	221.1
Amortization of acquisition-related intangible assets	65.1	88.7	118.9	26.8	34.0	628.6
Merger costs (gain)(1)	12.5	(2.5)	6.2	—	3.8	10.0

Total operating costs and expenses	2,046.0	2,331.7	2,852.5	693.7	791.6	3,452.9

Income from operations	547.2	623.6	703.4	146.9	154.9	208.9
Interest income	8.4	6.0	8.2	1.8	3.3	9.7
Interest expense	(13.1)	(11.7)	(28.5)	(7.2)	(6.9)	(608.0)
Loss on sale of receivables	—	—	—	—	—	(18.8)
Other income (expense)(2)	0.7	(2.9)	78.1	—	—	78.1

Income (loss) before income taxes	543.2	615.0	761.2	141.5	151.3	(330.1)
Income tax expense (benefit)	217.6	244.7	307.6	55.9	61.7	(124.1)

Net income (loss)	$325.6	$370.3	$453.6	$85.6	$89.6	$(206.0)

Statement of Cash Flows Data:(3)
Net cash provided by (used in):
Operating activities	$782.0	$644.9	$785.4	$178.1	$171.0	$424.8
Investing activities	(394.5)	(663.4)	(844.8)	(770.3)	(440.5)	(515.0)
Financing activities	(344.1)	57.7	255.4	544.6	(1.2)	(290.4)

Other Financial Data:
EBITDA(4)	$816.0	$932.1	$1,118.5	$227.1	$245.3	$1,117.9
Capital expenditures, net(5)	158.0	211.6	240.3	53.5	54.9	241.7
Balance Sheet Data:
Cash and cash equivalents						$142.7
Total assets						14,647.7
Total debt (including current portion of long-term debt)						7,593.7
Total stockholders' equity						3,654.1
Pro Forma Credit Statistics:
Adjusted EBITDA(4)						$1,131.7
Net debt(6)						7,451.0
Off-balance sheet receivables facilities						375.0
Ratio of net debt to Adjusted EBITDA(6)						6.6	x
Cash interest expense(7)						570.4
Ratio of Adjusted EBITDA to cash interest expense						2.0	x
Ratio of earnings to fixed charges(8)						—

(1)
During 2002, we recorded $12.5 million for merger costs, which included $9.5 million in connection with closing facilities and severance costs related to acquisitions and $4.2 million related to our share of merger costs associated with our equity interests in two companies, and were net of a $1.2 million reduction in expenses accrued in 2001 in connection with closing facilities and severance costs incurred in a previous acquisition. During 2003, we recorded a net benefit of $2.5 million, which included a $6.6 million gain on sale of a non-operating facility, offset by a $3.2 million charge in connection with closing facilities and severance costs and $0.9 million for in-process research and development related to acquisitions. During 2004, we recorded merger costs of $6.2 million consisting of $5.5 million of accounting, investment banking, and legal and other costs associated with the planned spin-off of our availability services business and $0.7 million in net facility shut-down and severance costs related to previous acquisitions. During the three months ended March 31, 2005, we recorded merger costs of $3.8 million consisting of $3.4 million of accounting, investment banking, and legal and other costs associated with the proposed acquisition of SunGard and the previously planned spin-off of our availability services business and $0.4 million in severance costs related to acquisitions. During the twelve months ended March 31, 2005, we recorded merger costs of $10.0 million consisting of $8.9 million of accounting, investment banking, and legal and other costs associated with the proposed acquisition of SunGard and the previously planned spin-off of our availability services business and $1.1 million in net facility shut-down and severance costs related to acquisitions.

(2)
During 2002, we recorded other income of $0.7 million related to a $3.0 million gain on foreign currency purchased to fund a foreign acquisition, offset in part by a $2.3 million loss representing our share of the net loss of an equity investment. During 2003, we recorded other expense of $2.9 million related to a $1.1 million loss on foreign currency purchased to fund a foreign acquisition, and a $1.8 million loss representing our share of the net loss of an equity investment. During 2004, we recorded other income of $78.1 million relating to the sale of Brut to The NASDAQ Stock Market, Inc. Other income of $78.1 million during the twelve months ended March 31, 2005 represents the gain on the sale of Brut.

(3)
Pro forma net cash provided by operating activities for the twelve months ended March 31, 2005 reflects the impact of the pro forma adjustments on net income. Pro forma net cash provided by (used in) investing and financing activities and capital expenditures are assumed to be unchanged from historical cash flows.

(4)
EBITDA, a measure expected to be used by management to measure operating performance, is defined as net income plus interest, taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical results of SunGard and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

  Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indenture governing the new senior notes, the new senior secured credit facilities and the senior subordinated credit facility. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Securities Exchange Act of 1934, as amended. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in other filings made with the SEC than as presented in this Form 8-K, or not be presented at all.

  Historical and pro forma EBITDA and pro forma Adjusted EBITDA are calculated as follows:

	Historical
	Year Ended December 31,			Three Months Ended March 31,			Pro Forma Twelve Months Ended March 31, 2005
						Twelve Months Ended March 31, 2005
	2002	2003	2004	2004	2005
	(Dollars in millions)
Net income (loss)(a)	$325.6	$370.3	$453.6	$85.6	$89.6	$457.6	$(206.0)
Interest expense, net	4.7	5.7	20.3	5.4	3.6	18.5	598.3
Taxes	217.6	244.7	307.6	55.9	61.7	313.4	(124.1)
Depreciation and amortization	268.1	311.4	337.0	80.2	90.4	347.2	849.7

EBITDA	$816.0	$932.1	$1,118.5	$227.1	$245.3	$1,136.7	1,117.9

Non-cash charges(b)							6.5
Unusual or non-recurring charges(c)							(77.5)
Restructuring charges or reserves(d)							22.9
Acquired EBITDA(e)							41.6
Loss on sale of receivables							18.8
Other(f)							1.5

Adjusted EBITDA(a)							$1,131.7

  (a)
  Pro forma net income for the twelve months ended March 31, 2005 includes the loss on sale of receivables of $18.8 million. The loss on sale of receivables is not added back in the calculation of EBITDA. Loss on sale of receivables is added back in calculating Adjusted EBITDA for purposes of the indenture governing the new senior notes and the senior subordinated credit agreement, but is not added back for purposes of the senior secured credit agreement.

  (b)
  Non-cash charges include a $5.5 million write-down of NYSE seats, $0.8 million of stock compensation expense and a $0.2 million loss on sale of assets.

  (c)
  Unusual or non-recurring charges include a gain of $78.1 million on the sale of Brut, offset by $0.6 million of Sarbanes-Oxley 404 readiness third-party costs.

  (d)
  Restructuring charges or reserves include $11.5 million related to the closure of an AS facility, $8.9 million of costs associated with the Merger and the previously planned spin-off of AS and $2.5 million of other acquisition related costs.

  (e)
  Reflects the EBITDA impact of significant businesses that were acquired in 2004 and 2005. The most significant acquisitions include Vivista Holdings Limited and InFlow, Inc., both of which were acquired in the three months ended March 31, 2005.

  (f)
  $1.5 million of other items consist of the $0.5 million of cost savings that we expect to achieve primarily from reduction in public equity expenses (such as NYSE fees) and a $3.2 million reduction in state franchise taxes, offset by $2.2 million of disposed EBITDA related to the sale of Brut (see Note (2) above). This amount does not include other projected cost savings being contemplated by management, which may, under certain circumstances, be added back in the calculation of Adjusted EBITDA under the senior secured credit agreement, the indenture governing the new senior notes and the senior subordinated credit agreement.

  EBITDA for the twelve months ended March 31, 2005 on a historical basis for each of our segments is calculated as follows:

Twelve Months Ended March 31, 2005	FS	AS	HEPS	Total Operating Segments	Corporate and Other Items(b)	Consolidated Total
	(Dollars in millions)
Income from operations	$328.7	$354.2	$96.7	$779.6	$(68.2)	$711.4
Depreciation and amortization	130.9	163.8	51.3	346.0	1.2	347.2
Gain on sale of Brut(a)	78.1	—	—	78.1	—	78.1
Merger costs(b)	(1.3)	(2.4)	—	(3.7)	3.7	—

Segment EBITDA	$536.4	$515.6	$148.0	$1,200.0	$(63.3)	$1,136.7

    (a)
    See note (2) above.

    (b)
    Corporate and other items includes corporate administrative expenses. In connection with the segment reporting in Note 13 to our audited financial statements and Note 8 to our unaudited financial statements, both included elsewhere in this Form 8-K, merger costs are included with Corporate and Other Items. In connection with the EBITDA presentation in "—Our Segments," merger costs are included in the applicable segment.

(5)
Capital expenditures represent net cash paid for property and equipment as well as software and other assets.

(6)
Net debt is not a defined term under GAAP. Net debt is calculated as total pro forma debt less pro forma cash at March 31, 2005. Our pro forma debt at March 31, 2005 does not include the impact of our $375.0 million of funding under our off-balance sheet receivables facilities. The facilities provide for up to $375.0 million of funding, based on the amount of eligible receivables. If our off-balance sheet receivables facilities were included in net debt, our ratio of net debt to Adjusted EBITDA would have increased by 0.3x.

(7)
Cash interest expense does not include any amortization of capitalized debt issuance cost, accretion of bond discounts or accretion of discounted liabilities. Cash interest expense also does not include loss on sale of receivables of $18.8 million.

(8)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: interest expense, whether expensed or capitalized, amortization of debt issuance cost, and the portion of rental expense representative of the interest factor. On a pro forma basis, earnings would have been insufficient to cover fixed charges by $330.1 million for the twelve months ended March 31, 2005.

Risk Factors

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

        After completing the Transactions, we will be highly leveraged. On a pro forma basis as of March 31, 2005, our total indebtedness would have been $7,593.7 million, including $29.6 million of payment obligations relating to historical acquisitions and capital lease obligations. We also would have had an additional $875.0 million available for borrowing under the revolving portion of our revolving credit facility at that date. In addition, $375.0 million of funding would have been outstanding under our receivables facilities on the same pro forma basis. The following chart shows our level of indebtedness and certain other information on a pro forma basis as of March 31, 2005 after giving effect to the Transactions.

Pro Forma as of March 31, 2005
(Dollars in millions)
Revolving credit facility(1)	$125.0
Term loan facility(2)	4,000.0
New senior notes	1,250.0
Senior subordinated credit facility(3)	1,750.0
Existing senior notes(4)	439.1
Other existing debt(5)	29.6

Total indebtedness	$7,593.7
Off-balance sheet receivables facilities(6)	375.0

Total	$7,968.7

(1)
Upon the closing of the Transactions, we will enter into a $1,000.0 million senior secured revolving credit facility with a six-year maturity, $125.0 million of which will be drawn on the closing date of the Transactions (exclusive of $1.6 million of letters of credit).

(2)
Upon the closing of the Transactions, we will enter into $4,000.0 million-equivalent of senior secured term loan facilities, comprised of $3,685.0 million-equivalent facilities with SunGard Data Systems Inc. as the borrower, a portion of which may be denominated in euros, and a $315.0 million-equivalent pound sterling facility with a newly formed U.K. subsidiary as the borrower, each with a seven-and-a-half-year maturity.

(3)
Upon the closing of the Transactions, we will enter into a $1,750.0 million senior subordinated credit facility with a ten-year maturity.

(4)
Consists of $250.0 million face amount of 3.75% senior notes due 2009 and $250.0 million face amount of 4.875% senior notes due 2014. Upon consummation of the Transactions, our existing senior notes will become secured on an equal and ratable basis with loans under the senior secured credit facilities to the extent required by the indenture governing the existing senior notes and will be guaranteed by all our subsidiaries that guarantee the new senior notes. The existing senior notes are recorded at $439.1 million as of March 31, 2005 on a pro forma basis as a result of fair value adjustments related to purchase accounting. The discount of $60.9 million on the existing senior notes will be accreted to their face amount over the remaining period up to their respective maturity dates using the effective interest rate method.

(5)
Consists of $15.6 million of hold-back, deferred purchase price and other obligations related to historical acquisitions and $14.0 million of capital lease obligations.

(6)
The receivables facilities provide for up to $375.0 million of funding, based, in part, on the amount of eligible receivables. We expect that the full amount of the receivables facilities will be funded at the closing of the Transactions. Because sales of receivables under the receivables facilities depend, in part, on the amount of eligible receivables, the amount of available funding under these facilities may fluctuate over time. See "Indebtedness and Liquidity—Post Transactions—Receivables Facilities."

        Our high degree of leverage could have important consequences, including:

  •
  making it more difficult for us to make payments on our debt obligations;

  •
  increasing our vulnerability to general economic and industry conditions;

  •
  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities and senior subordinated credit facility, will be at variable rates of interest;

  •
  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

  •
  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indenture relating to our new senior notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

        Our senior secured credit agreement, senior subordinated credit agreement and the indenture governing our new senior notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries' ability to, among other things:

  •
  incur additional indebtedness or issue certain preferred shares;

  •
  pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

  •
  enter into certain transactions with our affiliates.

        In addition, under the senior secured credit agreement, we will be required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default under the senior secured credit agreement. Upon the occurrence of an event of default under the senior secured credit agreement, the lenders could elect to declare all amounts outstanding under the senior secured credit agreement to be immediately due and payable and terminate all commitments to extend further credit.

If we were unable to repay those amounts, the lenders under the senior secured credit agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the senior secured credit agreement. If the lenders under the senior secured credit agreement accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the senior secured credit agreement, as well as our unsecured indebtedness.

Risks Related to Our Business

Our business depends largely on the economy and financial markets, and a slowdown or downturn in the economy or financial markets could adversely affect our business and results of operations.

        When there is a slowdown or downturn in the economy, a drop in stock market levels or trading volumes, or an event that disrupts the financial markets, our business and financial results may suffer for a number of reasons. Customers may react to worsening conditions by reducing their capital expenditures in general or by specifically reducing their spending on information technology. In addition, customers may curtail or discontinue trading operations, delay or cancel information technology projects, or seek to lower their costs by renegotiating vendor contracts. Also, customers with excess information technology resources may choose to take their availability solutions in-house rather than obtain those solutions from us. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers to lower cost solutions. If any of these circumstances remain in effect for an extended period of time, there could be a material adverse effect on our financial results. During the last economic slowdown, our internal growth decreased, and nearly all of our revenue growth during 2001 through 2003 was from acquisitions. Because our financial performance tends to lag behind fluctuations in the economy, our recovery from any particular downturn in the economy may not occur until after economic conditions have generally improved.

Our business depends largely on the financial services industry, and a weakening of the financial services industry could adversely affect our business and results of operations.

        Because our customer base is concentrated in the financial services industry, our business is largely dependent on the health of that industry. When there is a general downturn in the financial services industry, or if our customers in that industry experience financial or business problems, our business and financial results may suffer. If financial services firms continue to consolidate (as they have over the past decade or so), there could be a material adverse effect on our business and financial results. When a customer merges with a firm using its own solution or another vendor's solution, they could decide to consolidate their processing on a non-SunGard system, which could have an adverse effect on our financial results.

Our acquisition program is an important element of our strategy but, because of the uncertainties involved, this program may not be successful and we may not be able to successfully integrate and manage acquired businesses.

        Part of our growth strategy is to pursue additional acquisitions in the future. There can be no assurance that our acquisition program will continue to be successful. In addition, we may finance any future acquisition with debt, which would increase our interest costs. If we are unable to successfully integrate and manage acquired businesses, or if acquired businesses perform poorly, then our business and financial results may suffer. It is possible that the businesses we have acquired and businesses that we acquire in the future may perform worse than expected or prove to be more difficult to integrate and manage than expected. If that happens, there may be a material adverse effect on our business and financial results for a number of reasons, including:

  •
  we may have to devote unanticipated financial and management resources to acquired businesses;

  •
  we may not be able to realize expected operating efficiencies or product integration benefits from our acquisitions;

  •
  we may have to write-off goodwill or other intangible assets; and

  •
  we may incur unforeseen obligations or liabilities in connection with acquisitions.

If we are unable to identify suitable acquisition candidates and successfully complete acquisitions, our growth and our financial results may be adversely affected.

        Our growth has depended in part on our ability to acquire similar or complementary businesses on favorable terms. In the last three years, most of our revenue growth was from acquired businesses. This growth strategy is subject to a number of risks that could adversely affect our business and financial results, including:

  •
  we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms;

  •
  we may face competition for acquisitions from other potential acquirers, some of whom may have greater resources than us or may be less highly leveraged, or from the possibility of an acquisition target pursuing an initial public offering of its stock;

  •
  we may have to incur additional debt to finance future acquisitions as we have done in the past and no assurance can be given as to whether, and on what terms, such additional debt will be available; and

  •
  we may find it more difficult or costly to complete acquisitions due to changes in accounting, tax, securities or other regulations.

Catastrophic events may disrupt or otherwise adversely affect the markets in which we operate, our business and our profitability.

        Our business may be adversely affected by a war, terrorist attack, natural disaster or other catastrophe. A catastrophic event could have a direct negative impact on us or an indirect impact on us by, for example, affecting our customers, the financial markets or the overall economy. The potential for a direct impact is due primarily to our significant investment in our infrastructure. Although we maintain redundant facilities and have contingency plans in place to protect against both man-made and natural threats, it is impossible to fully anticipate and protect against all potential catastrophes. Despite our preparations, a security breach, criminal act, military action, power or communication failure, flood, severe storm or the like could lead to service interruptions and data losses for customers, disruptions to our operations, or damage to our important facilities. The same disasters or circumstances that may lead to our customers requiring access to our availability services may negatively impact our own ability to provide such services. Our three largest availability services facilities are particularly important, and a major disruption at one or more of those facilities could disrupt or otherwise impair our ability to provide services to our availability services customers. If any of these events happen, we may be exposed to unexpected liability, our customers may leave, our reputation may be tarnished, and there could be a material adverse effect on our business and financial results.

Our application service provider systems may be subject to disruptions that could adversely affect our reputation and our business.

        Our application service provider systems maintain and process confidential data on behalf of our customers, some of which is critical to their business operations. For example, our brokerage and trading systems maintain account and trading information for our customers and their clients, and our benefit, insurance and investor accounting systems maintain investor account information for retirement plans, insurance policies and mutual funds. There is no guarantee that the systems and procedures that we maintain to protect against unauthorized access to such information are adequate to protect against all security breaches. If our application service provider systems are disrupted or fail for any reason, or if our systems or facilities are infiltrated or damaged by unauthorized persons, our customers could experience data loss, financial loss, harm to reputation and significant business interruption. If that happens, we may be exposed to unexpected liability, our customers may leave, our reputation may be tarnished, and there could be a material adverse effect on our business and financial results.

Because the sales cycle for our software is typically lengthy and unpredictable, our results may fluctuate from period to period.

        Our operating results may fluctuate from period to period and be difficult to predict in a particular period due to the timing and magnitude of software sales. We offer some of our financial systems on a license basis, which means that the customer has the right to run the software on its own computers. The customer usually makes a significant up-front payment to license software, which we generally recognize as revenue when the license contract is signed and the software is delivered. The size of the up-front payment often depends on a number of factors that are different for each customer, such as the number of customer locations, users or accounts. As a result, the sales cycle for a software license may be lengthy and take unexpected turns. Thus, it is difficult to predict when software sales will occur or how much revenue they will generate. Since there are few incremental costs associated with software sales, our operating results may fluctuate from quarter to quarter and year to year due to the timing and magnitude of software sales.

Rapid changes in technology and our customers' businesses could adversely affect our business and financial results.

        Our business may suffer if we do not successfully adapt our products and services to changes in technology and changes in our customers' businesses. These changes can occur rapidly and at unpredictable intervals and we cannot assure you that we will be able to respond adequately. If we do not successfully update and integrate our products and services to adapt to these changes, or if we do not successfully develop new products and services needed by our customers to keep pace with these changes, then our business and financial results may suffer. Our ability to keep up with technology and business changes is subject to a number of risks, including:

  •
  we may find it difficult or costly to update our products and services and to develop new products fast enough to meet our customers' needs;

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  we may find it difficult or costly to make some features of our products and services work effectively and securely over the Internet;

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  we may find it difficult or costly to integrate more of our FS solutions into efficient straight-through processing solutions;

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  we may find it difficult or costly to update our products and services to keep pace with business, regulatory and other developments in the financial services industry, where many of our customers operate; and

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  we may find it difficult or costly to update our services to keep pace with advancements in hardware, software and telecommunications technology.

        Some technological changes, such as advancements that have facilitated the ability of our AS customers to develop their own internal solutions, may render some of our products and services less valuable or eventually obsolete. In addition, because of ongoing, rapid technological changes, the useful lives of some technology assets have become shorter and customers are therefore replacing these assets more often. As a result, our customers are increasingly expressing a preference for contracts with shorter terms, which could make our revenue less predictable in the future.

Customers taking their availability solutions in-house may continue to create pressure on our internal revenue growth rate.

        Our AS solutions allow customers to leverage our significant infrastructure and take advantage of our experience, technology expertise, resource management capabilities and vendor neutrality. Nevertheless, some customers, especially among the very largest having significant information technology resources, prefer to develop and maintain their own in-house availability solutions, which can result in a loss of revenue from those customers. Technological advances in recent years have significantly reduced the cost yet not the complexity of developing in-house solutions. Over the past several years, business lost to customers taking their availability solutions in-house generally has offset our new sales. If this trend continues or worsens, there will be continued pressure on our internal revenue growth rate.

The trend toward information availability solutions utilizing more single customer dedicated resources likely will lower our overall operating margin percentage over time.

        In the information availability services industry, especially among our more sophisticated customers, there is an increasing preference for solutions that utilize some level of dedicated resources, such as blended advanced recovery services and "always on" production services. The primary reason for this trend is that adding dedicated resources, although more costly, provides greater control, reduces data loss and facilitates quicker responses to business interruptions. Advanced recovery services often result in greater use of both shared and dedicated resources and, therefore, typically generate appreciably higher revenue with only a modest increase in capital expenditures and a modest decrease in operating margin percentage. Production services require significant dedicated resources and, therefore, generally produce even higher revenue at an appropriately lower operating margin percentage.

Our brokerage operations are highly regulated and are riskier than our other businesses.

        Organizations like the Securities and Exchange Commission, New York Stock Exchange and National Association of Securities Dealers can, among other things, fine, censure, issue cease-and-desist orders and suspend or expel a broker/dealer or any of its officers or employees for failures to comply with the many laws and regulations that govern brokerage operations. Our ability to comply with these laws and regulations is largely dependent on our establishment, maintenance and enforcement of an effective brokerage compliance program. Our failure to establish, maintain and enforce proper brokerage compliance procedures, even if unintentional, could subject us to significant losses, lead to disciplinary or other actions, and tarnish our reputation. Regulations affecting the brokerage industry, in particular with respect to active traders, may change, which could adversely affect our financial results.

        We are exposed to certain risks due to the trading activities of our customers and professional traders of our brokerage operations. If customers or professional traders fail to pay for securities they buy, or fail to cover their short sales, or fail to repay margin loans we make to them, then we may suffer losses, and these losses may be disproportionate to the relatively modest revenue and profit contributions of this business. In our other businesses, we generally can disclaim liability for trading losses that may be caused by our software, but in our brokerage operations, we cannot limit our liability for trading losses even when we are not at fault.

We could lose revenue due to "fiscal funding" or "termination for convenience" clauses in certain customer contracts, especially in our HEPS business.

        Certain of our customer contracts, particularly those with governments, institutions of higher education and school districts, may be partly or completely terminated by the customer due to budget cuts or sometimes for any reason at all. These types of clauses are often called "fiscal funding" or "termination for convenience" clauses. If a customer exercises one of these clauses, the customer would be obligated to pay for the services we performed up to the date of exercise, but would not have to pay for any further services. While we have not been materially affected by exercises of these clauses in the past, we may be in the future. If customers that collectively represent a substantial portion of our revenue were to invoke the fiscal funding or termination for convenience clauses of their contracts, our future business and results of operations could be adversely affected.

If we fail to comply with government regulations in connection with our providing technology services to certain financial institutions, our business and results of operations may be adversely affected.

        Because we act as a third-party service provider to financial institutions and provide mission-critical applications for many financial institutions that are regulated by one or more member agencies of the Federal Financial Institutions Examination Council ("FFIEC"), we are subject to examination by the member agencies of the FFIEC. More specifically, we are a Multi-Regional Data Processing Servicer program of the FFIEC because we provide mission critical applications for financial institutions from several data centers located in different geographic regions. As a result, the FFIEC conducts periodic reviews of certain of our operations in order to identify existing or potential risks associated with our operations that could adversely affect the financial institutions to whom we provide services, evaluate our risk management systems and controls, and determine our compliance with applicable laws that affect the services we provide to financial institutions. In addition to examining areas such as our management of technology, data integrity, information confidentiality and service availability, the reviews also assess our financial stability. Our incurrence of significant debt in connection with the Transactions increases the risk of an FFIEC agency review determining that our financial stability has been weakened. A sufficiently unfavorable review from the FFIEC could result in our financial institution customers not being allowed to use our technology services, which could have a material adverse effect on our business and financial condition.

If we are unable to retain or attract customers, our business and financial results will be adversely affected.

        If we are unable to keep existing customers satisfied, sell additional products and services to existing customers or attract new customers, then our business and financial results may suffer. A variety of factors could affect our ability to successfully retain and attract customers, including the level of demand for our products and services, the level of customer spending for information technology, the level of competition from customers that develop their own solutions internally and from other vendors, the quality of our customer service, our ability to update our products and develop new products and services needed by customers, and our ability to integrate and manage acquired businesses. Our services revenue, which has been largely recurring in nature, comes from the sale of our products and services under fixed-term contracts. We do not have a unilateral right to extend these contracts when they expire. If customers cancel or refuse to renew their contracts, or if customers reduce the usage levels or asset values under their contracts, there could be a material adverse effect on our business and financial results.

If we fail to retain key employees, our business may be harmed.

        Our success depends on the skill, experience and dedication of our employees. If we are unable to retain and attract sufficiently experienced and capable personnel, especially in product development, sales and management, our business and financial results may suffer. For example, if we are unable to retain and attract a sufficient number of skilled technical personnel, our ability to develop high quality products and provide high quality customer service may be impaired. Experienced and capable personnel in the technology industry remain in high demand, and there is continual competition for their talents. When talented employees leave, we may have difficulty replacing them, and our business may suffer. There can be no assurance that we will be able to successfully retain and attract the personnel that we need.

We are subject to the risks of doing business internationally.

        During 2004, approximately 26% of our revenue was generated outside the United States. Approximately 77% of this revenue was from customers located in the United Kingdom and Continental Europe. Because we sell our services outside the United States, our business is subject to risks associated with doing business internationally. Accordingly, our business and financial results could be adversely affected due to a variety of factors, including:

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  changes in a specific country's or region's political and cultural climate or economic condition;

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  unexpected changes in foreign laws and regulatory requirements;

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  difficulty of effective enforcement of contractual provisions in local jurisdictions;

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  inadequate intellectual property protection in foreign countries;

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  trade-protection measures, import or export licensing requirements such as Export Administration Regulations promulgated by the U.S. Department of Commerce and fines, penalties or suspension or revocation of export privileges;

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  the effects of applicable foreign tax structures and potentially adverse tax consequences; and

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  significant adverse changes in foreign currency exchange rates.

After the Transactions, the Sponsors will control us and may have conflicts of interest with us in the future.

        Investment funds associated with or designated by the Sponsors will indirectly own, through their ownership in our parent companies, approximately 86.2% of our capital stock, on a fully-diluted basis, after consummation of the Transactions. As a result, the Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders regardless of whether noteholders believe that any such transactions are in their own best interests. For example, the Sponsors could cause us to make acquisitions that increase the amount of indebtedness that is secured or sell assets.

        Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by the Sponsors continue to indirectly own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions.

If we are unable to protect our proprietary technologies and defend infringement claims, we could lose one of our competitive advantages and our business could be adversely affected.

        Our success depends in part on our ability to protect our proprietary products and services and to defend against infringement claims. If we are unable to do so, our business and financial results may suffer. To protect our proprietary technology, we rely upon a combination of copyright, patent, trademark and trade secret law, confidentiality restrictions in contracts with employees, customers and others, software security measures, and registered copyrights and patents. Despite our efforts to protect the proprietary technology, unauthorized persons may be able to copy, reverse engineer or otherwise use some of our technology. It also is possible that others will develop and market similar or better technology to compete with us. Furthermore, existing patent, copyright and trade secret laws may afford only limited protection, and the laws of certain countries do not protect proprietary technology as well as United States law. For these reasons, we may have difficulty protecting our proprietary technology against unauthorized copying or use. If any of these events happens, there could be a material adverse effect on the value of our proprietary technology and on our business and financial results. In addition, litigation may be necessary to protect our proprietary technology. This type of litigation is often costly and time-consuming, with no assurance of success.

        The legal framework for software and business method patents is rapidly evolving. Some of our competitors may have been more aggressive than us in applying for or obtaining patent protection for innovative proprietary technologies both in the United States and internationally. There can be no assurance that in the future third parties will not assert infringement claims against us (as they have already done in the past) and preclude us from using a technology in our products or require us to enter into royalty and licensing arrangements on terms that are not favorable to us, or force us to engage in costly infringement litigation, which could result in us paying monetary damages or being forced to redesign our products to avoid infringement. Additionally, our licenses and service agreements with our customers generally provide that we will defend and indemnify them for claims against them relating to our alleged infringement of the intellectual property rights of third parties with respect to our products or services. We might have to defend or indemnify our customers to the extent they are subject to these types of claims. Any of these claims may be difficult and costly to defend and may lead to unfavorable judgments or settlements, which could have a material adverse effect on our reputation, business and financial results. For these reasons, we may find it difficult or costly to add or retain important features in our products and services.

Defects, design errors or security flaws in our products could harm our reputation and expose us to potential liability.

        Most of our FS and HEPS products are very complex software systems that are regularly updated. No matter how careful the design and development, complex software often contains errors and defects when first introduced and when major new updates or enhancements are released. If errors or defects are discovered in our current or future products, we may not be able to correct them in a timely manner, if at all. In our development of updates and enhancements to our products, we may make a major design error that makes the product operate incorrectly or less efficiently.

        In addition, certain of our products include security features that are intended to protect the privacy and integrity of customer data. Despite these security features, our products and systems, and our customers' systems may be vulnerable to break-ins and similar problems caused by third parties, such as hackers bypassing firewalls and misappropriating confidential information. Such break-ins or other disruptions could jeopardize the security of information stored in and transmitted through our computer systems and those of our customers, subject us to liability and tarnish our reputation. We may need to expend significant capital resources in order to eliminate or work around errors, defects, design errors or security problems. Any one of these problems in our products may result in the loss of or a delay in market acceptance of our products, the diversion of development resources, a lower rate of license renewals or upgrades and damage to our reputation, and in turn may increase service and warranty costs.

Certain Relationships and Related Party Transactions

Stockholders' Agreements

        In connection with the Transactions, investment funds associated with or designated by the Sponsors will acquire shares of capital stock of SunGard Capital Corp. and SunGard Capital Corp. II, two of our parent companies. We expect that simultaneous with the closing of the Transactions, we, the Sponsors and our parent companies will enter into one or more stockholders' agreements. The stockholders' agreements will contain agreements among the parties with respect to the election of our directors and the directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions (including the right to approve various corporate actions), registration rights (including customary indemnification provisions) and call options. The management participants who hold shares of capital stock (including through the exercise of options) of our parent companies and the Co-Investors will become party to one or more of these agreements.

Sponsor Management Agreement

        Upon completion of the Transactions, we and our parent companies will enter into a management agreement with affiliates of each of the Sponsors pursuant to which such entities or their affiliates will provide management services. Pursuant to such agreement, affiliates of the Sponsors will receive an aggregate annual management fee equal to 1% of our EBITDA, as defined in the indenture governing our new senior notes (but assuming the management fee had not been paid for purposes of calculating both Consolidated Net Income, as defined in the indenture, and EBITDA), and reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the Transactions prior to the closing date and in connection with the provision of services pursuant to the agreement. In addition, pursuant to such agreement, affiliates of the Sponsors will also receive transaction fees in connection with services provided by such entities related to the Transactions. Finally, the management agreement will provide that affiliates of the Sponsors will be entitled to receive a fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions based on a percentage of the gross transaction value of any such transaction. The management agreement will include customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

Indebtedness and Liquidity

Post Transactions

        Management expects our cash flows from operations, combined with availability under our new revolving credit facility and receivables facilities, to provide sufficient liquidity to fund our current obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next 12 months.

        Senior Secured Credit Facilities

        Overview.    After consummation of the Transactions, our senior secured credit facilities will consist of $4,000.0 million-equivalent in term loan facilities, comprised of $3,685.0 million-equivalent facilities, a portion of which may be denominated in euros, and a $315.0 million-equivalent pound sterling facility, and a $1,000.0 million revolving credit facility. After giving effect to the Transactions, SunGard Data Systems Inc. will be the primary borrower under the senior secured credit facilities, except that a newly formed U.K. subsidiary, organized under the laws of the United Kingdom, will be the borrower under the sterling term loan facility. We will also have the ability to designate one or more of our other U.K. subsidiaries as borrowers under the revolving credit facility. The revolving credit facility will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans, and will be available in U.S. dollars, euros and pounds sterling.

        Interest Rate and Fees.    Borrowings under the senior secured credit facilities will bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of JPMorgan Chase Bank, N.A and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. We expect that the initial applicable margin for borrowings will be, under the revolving credit facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings and, under the term loan facilities, 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. The applicable margin for borrowings under both the revolving credit facility and term loan facilities may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the senior secured credit facilities, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We must also pay customary letter of credit fees.

        Amortization.    We are required to repay installments on the loans under the term loan facilities in quarterly principal amounts of 0.25% of their funded total principal amount for the first seven years and three months, with the remaining amount payable on the date that is seven years and six months from the date of the closing of the senior secured credit facilities.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.

        Certain Covenants and Events of Default.    The senior secured credit agreement will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

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  incur additional indebtedness or issue preferred stock;
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  create liens on assets;
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  enter into sale and leaseback transactions;
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  engage in mergers or consolidations;
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  sell assets;
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  pay dividends and distributions or repurchase our capital stock;
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  make investments, loans or advances;
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  make capital expenditures;
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  repay subordinated indebtedness;
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  make certain acquisitions;
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  engage in certain transactions with affiliates;
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  amend material agreements governing our subordinated indebtedness;
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  change our lines of business; and
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  change the status of SunGard Holding Corp. as a passive holding company.

        In addition, the senior secured credit agreement will require us to maintain the following financial covenants:

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  a maximum total leverage ratio; and
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  a minimum interest coverage ratio.

        The senior secured credit agreement will also contain certain customary affirmative covenants and events of default.

        Senior Subordinated Credit Facility

        Overview.    After consummation of the Transactions, our senior subordinated credit facility will provide senior subordinated financing of $1,750.0 million. After giving effect to the Transactions, SunGard Data Systems Inc. will be the primary borrower under the senior subordinated credit facility.

        If any borrowings under the senior subordinated credit facility (the "initial loans") remain outstanding on the one-year anniversary (the "initial maturity date") of the closing of the senior subordinated credit facility, the lenders in respect of the initial loans will have the option at any time or from time to time to exchange such initial loans for senior subordinated notes (the "senior subordinated exchange notes") that we will issue under a senior subordinated indenture. The maturity date of any initial loans that are not exchanged for senior subordinated exchange notes will automatically be extended to the tenth anniversary (the "final maturity date") after the closing of the senior subordinated credit facility. The senior subordinated exchange notes will also mature on the final maturity date. Holders of the senior subordinated exchange notes will have registration rights.

        Interest Rate.    Borrowings under the senior subordinated credit facility will bear interest at a rate equal to either (a) a spread plus a LIBOR rate determined by reference to the costs of funds for eurodollar deposits for a three-month period, adjusted for certain additional costs, or (b) in the event that LIBOR cannot be determined or any lender is unable to maintain initial loans accruing interest at LIBOR, a spread plus a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas and (2) the federal funds rate plus 1/2 of 1%, less 1.00%. The initial spread will be 5.125%. The spread will increase by 0.50% at the end of the first six-month period after the closing of the senior subordinated credit facility and at the end of each three-month period thereafter, subject to a specified cap. If issued, the interest rate on the senior subordinated exchange notes will be the same as the interest rate borne by the initial loans; provided, that if any senior subordinated exchange notes are transferred by the lender to a third-party purchaser, the interest rate on those notes will be fixed at the interest rate in effect on the transfer date.

        Certain Covenants and Events of Default.    The senior subordinated credit agreement and the senior subordinated indenture will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

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  incur additional indebtedness;

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  create liens on assets;

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  engage in mergers or consolidations;

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  sell assets and subsidiary stock;

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  pay dividends;

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  redeem our capital stock and make certain investments;

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  enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and

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  engage in certain transactions with affiliates.

        In addition, the senior subordinated credit agreement and the senior subordinated indenture will impose certain requirements as to future subsidiary guarantors.

        The senior subordinated credit agreement and the senior subordinated indenture will also contain certain customary affirmative covenants consistent with those in the senior secured credit facilities, to the extent applicable, and certain customary events of default.

        Receivables Facilities

        Overview.    In connection with the Merger, certain of our domestic subsidiaries will enter into two separate receivables facilities that will provide, in the aggregate, up to $375.0 million in funding, based on the amount of eligible receivables and satisfaction of other customary conditions. We anticipate that the full amount of the receivables facilities will be available at closing and that all of the funding available under the proposed receivables facilities at closing will be used to finance the Merger. In addition, we will have the option to increase the aggregate availability under the receivables facilities up to a maximum amount of $500.0 million following the closing, based upon the amount of eligible receivables, satisfaction of other customary conditions and the payment of certain fees to be agreed upon. Any increase in available funding under the receivables facilities after the closing will be used for general corporate purposes.

        Long-Term Receivables Facility.    Our principal receivables facility (the "long-term receivables facility") will provide an amount of funding up to a maximum of $375.0 million less the amount of funding under the transitional receivables facility for a period of six years following the closing (subject to any increase following the closing as described above). Subsidiaries that participate in the long-term receivables facility will transfer their receivables to a newly formed bankruptcy remote finance subsidiary of the company. The funding under the long-term receivables facility will be provided by one or more commercial paper conduits sponsored by lenders under our senior secured credit facilities. The investment of the commercial paper conduits in the long-term receivables facility will be guaranteed by Financial Guaranty Insurance Company (the "insurer"). The availability of funding under the facility will depend on the amount of receivables eligible under the long-term receivables facility and satisfaction of other customary conditions.

        Availability of funding under the long-term receivables facility will depend primarily upon the outstanding trade accounts receivable balance of our subsidiaries that participate, or become eligible to participate, in the facility. Aggregate availability will be determined by using a formula that reduces the gross receivables balance by factors that take into account historical default and dilution rates, excessive concentrations and average days outstanding and the costs of the facility. Based on the proposed terms of this facility and on the criteria described above, as of March 31, 2005, approximately $342.0 million of eligible receivables would have been transferred under the long-term receivables facility, which would have resulted in approximately $200.0 million of available funding. As of the closing of the Transactions, we anticipate that we will have $200.0 million of available funding under this facility and that all of the funding available at closing will be used to finance the Merger.

        The commercial paper conduits may discontinue funding the receivables facility at any time for any reason. If they do, the bank sponsor of the applicable commercial paper conduit will be obligated to fund the receivables facility.

        It is anticipated that, following the closing of the Transactions, additional subsidiaries of the company (including the subsidiaries party to the transitional receivables facility) will become parties to the long-term receivables facility, subject to the satisfaction of specified conditions, including the completion of satisfactory due diligence with respect to the receivables of such subsidiaries by the insurer and the bank sponsors. Upon becoming parties, receivables originated by these subsidiaries will be included in the receivables balance eligible for funding under the long-term receivables facility and will increase available funding thereunder.

        Transitional Receivables Facility.    Domestic subsidiaries that are not yet eligible to participate in the long-term receivables facility will participate in a bridge receivables facility (the "transitional receivables facility"), which will provide an amount of funding up to a maximum of $375.0 million, less the amount of funding under the long-term receivables facility, for a period of up to six years following the closing (subject to any increase following the closing as described above). Subsidiaries that participate in the transitional receivables facility will transfer their receivables to a newly formed bankruptcy remote finance subsidiary of the company. The funding under the transitional receivables facility will be provided by one or more of the lenders under our senior secured credit facilities. The availability of funding under the facility will depend on the amount of receivables eligible under the transitional receivables facility and satisfaction of other customary conditions. Any increase in available funding under the transitional receivables facility after the closing will be used for general corporate purposes.

        Availability of funding under the transitional receivables facility will depend primarily upon the outstanding trade accounts receivable balance of our subsidiaries that are, or become, eligible to participate in the facility. Aggregate availability will be determined by using a formula that reduces the gross receivables balance by factors that take into account historical default and dilution rates, excessive concentrations and average days outstanding and the costs of the facility. Based on the proposed terms of this facility and on the criteria described above, as of March 31, 2005, approximately $297.0 million of eligible receivables would have been transferred under the transitional receivables facility, which would have resulted in approximately $175.0 million of available funding. As of the closing of the Transactions, we anticipate that we will have approximately $175.0 million available funding under this facility and that all of the funding available at closing will be used to finance the Merger.

        Following the closing of the Transactions, we intend to cause subsidiaries that participate in the transitional receivables facility to join the long-term receivables facility. We have agreed with the providers of the funding under the transitional receivables facility to use reasonable commercial efforts to shift all such participating subsidiaries to the long-term receivables facility within 150 days of the closing of the Transactions. If we have not reduced the availability under the transitional receivables facility to zero within that time, we have agreed with such providers that they will have the right to arrange a refinancing of the transitional receivables facility, which may or may not qualify for off-balance sheet accounting treatment, but may not be on terms less favorable to us than the terms of the term loan facilities under our senior secured credit facilities and will otherwise contain terms mutually acceptable to the parties.

        Interest Rates and Fees.    Under the long-term receivables facility, the finance subsidiary is required to pay interest on the amount of each advance at the quoted cost of funds for each commercial paper conduit's issuance of commercial paper. When not funded by the commercial paper conduits (but directly through the conduit sponsors), the long-term receivables facility will provide funding at an applicable margin equal to 1.80%, plus, either (1) the 30-day commercial paper rate, or (2) the higher of (x) the applicable principal lender's prime rate and (y) the federal funds effective rate plus 0.50%.

        Interest under the transitional receivables facility will accrue at a rate equal to either (1) the LIBOR rate, adjusted for statutory reserves, or (2) the higher of (x) the applicable principal lender's prime rate and (y) the federal funds effective rate plus 0.50%, plus, in each case, an applicable margin equal to 1.80%, on the closing date of the Transactions, rising to a maximum of 2.75% over a period of time to be agreed upon.

        In addition, the finance subsidiary will be required to pay a fee on the unused portion of the receivables facilities of 0.50% per annum on the unused portion of the commitments under the receivables facilities, payable monthly in arrears. These usage fees may be subject to reduction based on our attaining certain leverage ratios.

        In addition, the company, acting as receivables collection agent, will service, administer and collect receivables transferred pursuant to the receivables facilities. Under each receivables facility, the company will receive an estimated monthly servicing fee of approximately 0.50% of the daily average outstanding balance of the receivables under such facility, payable monthly in arrears by each of our newly formed finance subsidiaries.

        Termination Events.    The receivables facilities may be terminated for material breaches of representations and warranties, bankruptcies of any seller, the collection agent or the transferor, a default by any seller or the transferor in the performance of any payment required to be made under the transaction documents, a merger or similar transaction involving the transferor, a merger or transaction involving any seller whereby the seller is not the surviving entity or cross acceleration under our other facilities, among other reasons.

        Accounting Matters.    We currently expect that the receivables facilities will be structured in a manner that will qualify them for off-balance sheet treatment. However, we have not yet finalized the terms of the receivables facilities. For an explanation of the impact on our financial statements if the final terms of one or both of the receivables facilities do not permit off-balance sheet treatment.

        New Senior Notes

        We expect to have $1,250.0 million in senior unsecured notes.

        Existing Senior Notes

        In January 2004, SunGard Data Systems Inc. issued $250.0 million aggregate principal amount of 3.750% senior notes due 2009 and $250.0 million aggregate principal amount of 4.875% senior notes due 2014 under a single indenture. The entire principal amount of the existing senior notes will remain outstanding after closing of the Merger. Upon consummation of the Transactions, the existing senior notes will become secured on an equal and ratable basis with loans under the senior secured credit facilities to the extent required by the indenture governing the existing senior notes and will be guaranteed by all our subsidiaries that guarantee the new senior notes. The terms of the indenture governing the existing senior notes provide that, in addition to customary events of default, a payment default or other default resulting in acceleration of payment obligations under any other indebtedness of SunGard or its subsidiaries aggregating more than $75.0 million, including the new senior notes, will constitute an event of default under the indenture governing the existing senior notes.

Quantitative and Qualitative Disclosures About Market Risk

        After consummation of the Transactions, we will have a significant amount of debt with floating interest rates. Given our increased exposure to volatility in floating rates after the Transactions, we expect to evaluate hedging opportunities and may enter into hedging transactions in the future.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2005	SUNGARD DATA SYSTEMS INC.
	By:	/s/ MICHAEL J. RUANE Name: Michael J. Ruane Title: Senior Vice President—Finance and Chief Financial Officer

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Overview
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Quantitative and Qualitative Disclosures About Market Risk
SIGNATURES